U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

FORM 12b-25                             SEC File Number:  33-16531-D
                                        Tax ID Number:  87-0447580

                           NOTIFICATION OF LATE FILING

      Form 10-K,  For Period Ended  June 30, 1997.

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Nothing  in this  Form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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Full Name of Registrant:  INTERNATIONAL AUTOMATED SYSTEMS, INC.
Former Name if Applicable: N/A.

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Address of Principal Executive Office (Street and Number):
512 South 860 East
American Fork, Utah 84003

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Part II - Rules 12b-25(b) and (c)

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     If the  subject  report  could not be filed  without  reasonable  effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/x/ (b) The subject annual report thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III - Narrative

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State below in reasonable  detail the reasons why the Form 10-K,  11-K,  20-F or
10-Q or portion thereof could not be filed within the prescribed time period:

The Company has several activities matters which have required considerable time from the officers. This has delayed the finalization of the audit for the period ended June 30, 1997.

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Part IV - Other Information

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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification: Neldon P. Johnson, No. (801)763-9965

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) been filed? If answer no identify report(s): /Yes/


(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? /No/ If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made:

International Automated Systems, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                              INTERNATIONAL AUTOMATED SYSTEMS, INC.



DATE:  September 30, 1997.    BY:
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                              Neldon P. Johnson, President